Exhibit 3.48

BHC PROPERTIES, LLC

AMENDED AND RESTATED

OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is entered into as of November 15, 2010 by Behavioral Healthcare LLC., a Delaware limited liability company and the sole member (the “Managing Member”) of BHC PROPERTIES, LLC, a Tennessee limited liability company (the “LLC”).

W I T N E S S E T H:

WHEREAS, the Member formed the LLC as a limited liability company pursuant to the limited liability company act, as amended from time to time (the “Act”) of the State of Tennessee (the “State”) by filing a Certificate of Formation (the “Certificate”) with the Office of the Secretary of State (the “Secretary of State”) of the State and entering into an Operating Agreement (the “Initial Agreement”); and

WHEREAS, each of the Member and the LLC has become a direct or indirect wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”) following the acquisition of Psychiatric Solutions, Inc. and all of its direct and indirect subsidiaries by UHS; and

WHEREAS, the parties hereto wish to effect the amendment and restatement of the Initial Agreement and the continuation of the LLC on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements of the parties hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree to amend and restate the Initial Agreement in its entirety to read as follows:

ARTICLE I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Agreement” means this Amended and Restated Operating Agreement, as amended from time to time.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed to the LLC by the Member from time to time, net of liabilities assumed or to which the assets are subject.

“Cash” means all cash provided by operations of the LLC as reflected in the financial statements of the LLC.

“Involuntary Withdrawal” means, with respect to the Member, the bankruptcy, insolvency, liquidation or dissolution of the Member under applicable federal or state law.

“LLC” means the limited liability company formed in accordance with this Agreement.

“Member” means the Managing Member and any Person who subsequently is admitted as a member of the LLC.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof), a trust or other entity or organization.

ARTICLE II

FORMATION AND NAME; OFFICE; PURPOSE; TERM

2.1. Organization. The LLC was formed pursuant to the Act by filing the Certificate with the office of the Secretary of State of the State on November 8, 1996. The Initial Agreement is hereby amended and restated in its entirety, and the LLC is hereby continued.

2.2. Name of the LLC. The name of the LLC shall be “BHC PROPERTIES, LLC” The LLC may do business under that name and under any other name or names as selected by the Member.

2.3. Purpose. The LLC is organized to engage in and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act and shall possess and may exercise all the powers and privileges granted by the Act, by law or by this Agreement, together with any powers incidental to the conduct, promotion and attainment of the business purpose or activities of the LLC, so far as such powers are necessary or convenient.

2.4. Term. The term of the LLC began upon the acceptance of the Certificate by the office of the Secretary of State of the State and shall continue in existence perpetually unless terminated pursuant to the terms of this Agreement.

2.5. Registered Agent; Registered Office. The registered agent of the LLC for service of process in the State shall be CT Corporation System located at 800 S. Gay Street, Suite 2021, Knoxville, TN 37929-9710.

2.6. Principal Office. The principal office of the LLC shall be located at 367 South Gulph Road, King of Prussia, Pennsylvania 19406, or any other place selected by the Member.

2.7. Member. The Managing Member shall be the initial sole member and shall own all of the interests in the LLC. The name, present mailing address and taxpayer identification number of the Member shall be maintained with the books and records of the LLC.

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2.8. No State-Law Partnership. The Member intends that the LLC not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes.

ARTICLE III

CAPITAL

3.1. Capital Contributions. The Member shall make capital contributions to the Company at such times and in such amounts as determined by the Member. The Member shall have no obligation to make additional capital contributions except as the Member expressly agrees. All capital contributions made by the Member to the Company shall be credited to the Member’s capital account. The Member shall have no personal liability for any obligations of the LLC.

3.2. Membership Interests. The limited liability company interests of the LLC shall not be evidenced by certificates issued by the LLC.

ARTICLE IV

PROFIT, LOSS AND DISTRIBUTIONS

4.1. Allocations and Distributions. All Profit and Loss shall be allocated to the Member. Cash shall be distributed to the Member as the Member shall determine from time to time.

4.2. Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the LLC shall not make a distribution to the Member on account of his interest in the LLC if such distribution would violate the Act or other applicable law.

ARTICLE V

MANAGEMENT: RIGHTS, POWERS, AND DUTIES

The Managing Member shall have the exclusive control over the Governance and Operation of the LLC and shall be duly authorized to take any and all action of behalf of the LLC.

5.1. Signing Authority. Any document or instrument purporting to bind the LLC shall be effective to bind the LLC when executed by (a) the Managing Member or (b) any Person authorized by the Managing Member pursuant to Section 5.1 hereof (including an officer of the LLC acting within the scope of his or her authority).

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5.2. Liability and Indemnification. No Member, in such capacity, shall be liable for any obligation or liability of the LLC. The LLC shall indemnify and hold harmless, to the fullest extent permitted by law, the Member, and each agent, partner, officer, employee, counsel and affiliate of the Member or of any of its affiliates (individually, an “Indemnified Party”), as follows:

5.2.1. The LLC shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (“Indemnified Costs”) arising from all claims, demands, actions, suits or proceedings (“Actions”), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as the Member, or an agent, partner, officer, employee, counsel or affiliate of the Member or of any of its affiliates, regardless of whether the Indemnified Party continues in the capacity at the time the liability or expense is paid or incurred, and regardless of whether the Action is brought by a third party, or by or in the right of the LLC; provided, however, no such Person shall be indemnified for any Indemnified Costs (i) which proximately result from the Person’s self-dealing, willful misconduct or reckless misconduct; (ii) which are sought in connection with any proceeding arising out of a material breach of any agreement, between such Person and the LLC or any affiliate of the LLC or (iii) for which indemnification is prohibited by applicable laws.

5.2.2. The LLC shall pay or reimburse, to the fullest extent allowed by law and consistent with Section 5.2.1 above, in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of Section 5.2.1 above.

ARTICLE VI

TRANSFER OF INTERESTS

6.1. Transfer. The Managing Member shall have the right to transfer its membership interest to any Person at any time, but any transfer of less than the Member’s entire interest shall be in accordance with Section 6.2. Any transferee shall be admitted as a Member as of the effective date of the transfer.

6.2. Admission of New Members. No new Member shall be admitted, either by transfer of a portion of the Member’s interest, or in any other manner, which causes the LLC to have two or more Members, until this Agreement has been amended to provide for such admission, including amendments relating to the governance of the LLC, and providing for the allocation of Profits and Losses of the LLC among the Members, and such amendment has been accepted by the existing Member and the new Member.

ARTICLE VII

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE LLC

7.1. Events of Dissolution. The LLC shall be dissolved upon the election of the Member.

7.2. Procedure for Winding Up and Dissolution. If the LLC is dissolved for any reason, the Member shall wind up its affairs.

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ARTICLE VIII

GENERAL PROVISIONS

8.1. Amendment. This Agreement may not be amended without the written consent of the Member.

8.2. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State, without regard for any rules or principles thereof that would require or permit the application of the law of any other jurisdiction.

8.3. No Third Party Benefit. The provisions hereof are solely for the benefit of the LLC and its Member and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the LLC or any other Person.

8.4. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

8.5. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

8.6. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

8.7. Severability of Provisions. Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth hereinabove.

By: Behavioral Healthcare LLC

By: BHC Holdings, Inc.
Its Sole Member

By:

Name:	Steve Filton
Title:	Vice President

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